Exhibit 99.1

Ichor Systems Announces Kevin Canty to Join as Chief Operating Officer

August 9, 2017 04:45 PM Eastern Daylight Time

FREMONT, Calif. — (BUSINESS WIRE) — Ichor Holdings, Ltd. (NASDAQ:ICHR) today announced that Kevin Canty joins Ichor as Chief Operating Officer.

Mr. Canty has more than 20 years of operations management experience and will be instrumental in developing strategies and managing business operations that continue to drive growth.

Most recently, Mr. Canty was the Vice President of Worldwide Operations for Aruba Networks. Past roles include COO at Aurora Networks, Vice President of Operations and Global Supply Chain at Applied Materials, and Vice President of Manufacturing at 3Com Corporation.

About Ichor Holdings

Ichor is a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment. Our primary offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as electroplating and cleaning. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. Ichor is headquartered in Fremont, CA. www.ichorsystems.com.

Safe Harbor Statement

This press release contains forward-looking statements that may state Ichor’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe,” and similar terms. Although Ichor believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets. Any forward looking information presented herein is made only as of the date of this press release, and Ichor does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Ichor Holdings, Ltd.

Maurice Carson, 1-510-897-5200

IR@ichorsystems.com